Exhibit 99.2

OPPENHEIMER ANNOUNCES PROPOSED SENIOR SECURED NOTES OFFERING

June 6, 2017. New York, NY. Oppenheimer Holdings Inc. (“OPY”) announced today that it is proposing to issue up to $200 million aggregate principal amount of senior secured notes due 2022 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed on a senior secured basis by OPY’s subsidiaries, E.A. Viner International Co. and Viner Finance Inc. The Notes will be secured by first-priority security interest in substantially all of OPY’s and the subsidiary guarantors’ existing and future tangible and intangible assets.

The Notes will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes will be offered in the United States only to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

OPY intends to use a portion of the net proceeds from the offering of the Notes to redeem in full its 8.75% Senior Secured Notes due April 15, 2018, and pay all related fees and expenses in relation thereto. The remaining net proceeds from this offering will be used for general corporate purposes, which may include acquisitions of or investments in other businesses that OPY believes will complement its current businesses. The proposed offering of the Notes is subject to market and other conditions, and may not occur as described or at all.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that provides a wide range of financial services including retail securities brokerage, institutional sales and trading, investment banking (both corporate and public finance), research, market-making, trust, and investment management. With roots tracing back to 1881, the firm is headquartered in New York and has 98 offices in 24 states and 5 foreign jurisdictions.

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, OPY’s intention to consummate the proposed offering on the terms described herein and the intended use of proceeds from the offering. The consummation of the offering is subject to market conditions and other factors that are beyond OPY’s control. Accordingly, no assurance can be given that the offering will be completed on the contemplated terms or at all and you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, reference is made to Factors Affecting “Forward-Looking Statements” and Part 1A—Risk Factors in OPY’s Annual Report on Form 10-K for the year ended December 31, 2016.  OPY does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.